Exhibit (d)(2)

MACRONIX INTERNATIONAL CO., LTD.

TO

THE BANK OF NEW YORK,

as Trustee

First Supplemental Indenture

Dated as of December 20, 2002

U.S.$200,000,000

1% Convertible Bonds Due 2005

FIRST SUPPLEMENTAL INDENTURE, dated as of December 20, 2002, between Macronix International Co., Ltd., a corporation duly organized and existing under the laws of the Republic of China (herein called the “Company”), having its principal office at No. 16, Li-Hsin Road, Science-Based Industrial Park, Hsinchu, Taiwan, the Republic of China, and The Bank of New York, a New York banking corporation duly organized and existing under the laws of the State of New York, as Trustee (herein called the “Trustee”) to the Indenture dated as of February 1, 2000 (the “Indenture”) between the Company and the Trustee pursuant to which the Company issued U.S.$200,000,000 aggregate principal amount of 1% Convertible Bonds due 2005 (the “Securities”).

WHEREAS, Section 901(2) of the Indenture provides that the Company, when authorized by a Board Resolution, and the Trustee, at any time and from time to time, may amend or supplement the Indenture, in form satisfactory to the Trustee, without the consent of any Holders to, among other things, add to the covenants of the Company for the benefit of the Holders or to surrender any right or power therein conferred upon the Company;

WHEREAS, the Company wishes to enter into this First Supplemental Indenture with the Trustee in reliance upon Section 901(2) of the Indenture and has complied with all conditions precedent provided for in the Indenture relating to this First Supplemental Indenture; and

WHEREAS, the Company has determined to extend the time for Holders of the Securities to exercise their right to require the Company to redeem the Securities pursuant to and in accordance with Section 203 of the Indenture.

NOW, THEREFORE, in consideration of the foregoing premises, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of Securities, as follows:

ARTICLE ONE

DEFINITIONS

SECTION 1.1.    Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Indenture.

ARTICLE TWO

AMENDMENT OF REPURCHASE RIGHT AT THE OPTION OF HOLDERS

SECTION 2.1.    The twelfth paragraph under Section 203 of the Indenture is hereby amended and restated to change the date that the delivery of Securities and notice of redemption must be given by Holders pursuant to such Holders’ right of redemption on February 1, 2003 such that the paragraph reads as follows:

“In addition to redemption pursuant to the redemption provisions described above, the Holder of this Security, at his election, is entitled, in accordance with the applicable provisions of the Indenture, to cause the Company to redeem this Security (or any portion of the principal amount hereof which is U.S.$1,000 or any integral multiple thereof; provided that the unredeemed portion of such principal amount is U.S.$1,000 or any integral multiple thereof), on February 1, 2003 at a Redemption Price equal to 121.422% of the principal amount hereof, together with accrued but unpaid interest to the Redemption Date. To exercise such option, the Holder must deposit this Security with the Trustee or any Paying Agent together with a duly completed redemption notice (a “Holder’s Redemption Notice”) in the form specified in Section 205 obtainable from the Trustee or any Paying Agent, not more than 60 nor less than 18 days prior to the Redemption Date specified above.”

2

ARTICLE THREE

MISCELLANEOUS PROVISIONS

SECTION 3.1.    Effectiveness of First Supplemental Indenture.    This First Supplemental Indenture shall be effective as of the date hereof.

SECTION 3.2.    Effect of First Supplemental Indenture.    Upon the execution and delivery of this First Supplemental Indenture by the Company and the Trustee, the Indenture shall be modified in accordance herewith, and this First Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby.

SECTION 3.3.    Indenture Remains in Full Force and Effect.    Except as supplemented or amended hereby, all provisions in the Indenture shall remain in full force and effect and are hereby ratified and confirmed in all respects except that on and after the date hereof all references in the Indenture to “this Indenture,” “hereto,” “hereof,” “hereunder” or words of like import referring to the Indenture shall mean the Indenture as amended by this First Supplemental Indenture.

SECTION 3.4.    Incorporation of Indenture.    All the provisions of this First Supplemental Indenture shall be deemed to be incorporated in, and made a part of, the Indenture; and the Indenture, as supplemented and amended by this First Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

SECTION 3.5.    Headings.    The headings of the Articles and Sections of this First Supplemental Indenture are inserted for convenience of reference and shall not be deemed to be a part thereof.

SECTION 3.6.    Counterparts.    This First Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

SECTION 3.7.    Successors.    All covenants and agreements in this First Supplemental Indenture by the Company shall be binding upon and accrue to the benefit of its successors as set forth in Section 802 of the Indenture. All covenants and agreements in this First Supplemental Indenture by the Trustee shall be binding upon and accrue to the benefit of its successors as set forth in Section 612 of the Indenture.

SECTION 3.8.    Separability Clause.    In case any provision of this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 3.9.    Benefits of First Supplemental Indenture.    Nothing in this First Supplemental Indenture, the Indenture or the Securities, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of Securities, any benefit of any legal or equitable right, remedy or claim under this First Supplemental Indenture, the Indenture or the Securities.

SECTION 3.10.    Certain Duties and Responsibilities of the Trustee.    In entering into this First Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided, and the Trustee shall not be under any responsibility to determine the correctness of any provisions contained in this First Supplemental Indenture.

SECTION 3.11.    Governing Law.    This First Supplemental Indenture shall be governed and construed in accordance with the laws of the State of New York, the United States of America, without regard to the conflicts of laws principles thereof.

3

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

MACRONIX INTERNATIONAL CO., LTD.

By:	/s/ Paul Yeh
Name: Paul Yeh Title: Associate Vice President Finance Center

THE BANK OF NEW YORK

By:	/s/ KELVYN EE
Name: Kelvyn Ee Title: Assistant Vice President

4